Exhibit 5


                   SIDLEY AUSTIN BROWN & WOOD LLP

 BEIJING                  787 SEVENTH AVENUE                     LOS ANGELES
 -------               NEW YORK, NEW YORK 10019                    -------
 BRUSSELS               TELEPHONE 212 839 5300                     NEW YORK
 -------                FACSIMILE 212 839 5599                     -------
 CHICAGO                    www.sidley.com                      SAN FRANCISCO
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  DALLAS                     FOUNDED 1866                          SHANGHAI
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  GENEVA                                                          SINGAPORE
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HONG KONG                                                           TOKYO
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  LONDON                                                       WASHINGTON, D.C.





                                       June 27, 2005


Reckson Operating Partnership, L.P.
Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747

Ladies and Gentlemen:

     This opinion is furnished in connection with the Registration Statement on Form S-3 (File No. 333-115997) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of up to $287,500,000 aggregate principal amount of 4.00% Exchangeable Senior Debentures due 2025 (the "Debentures") by Reckson Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), on terms set forth in a prospectus supplement dated June 21, 2005 to the prospectus dated July 13, 2004 (collectively, the "Prospectus"). The Debentures will be fully and unconditionally guaranteed (the "Guarantee") as to the payment of principal thereof and interest thereon by Reckson Associates Realty Corp., a Maryland corporation and the general partner of the Operating Partnership (the "Company"). The Debentures will be issued pursuant to an indenture dated as of March 26, 1999 among the Operating Partnership, as issuer, the Company, as guarantor, and The Bank of New York, as trustee, including the Officers' Certificate establishing the terms of the Debentures (collectively, the "Indenture").

     In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following: the Certificate of Limited Partnership and the Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership, the Charter and the Amended and Restated Bylaws, as amended, of the Company; records of corporate proceedings of the Company; the Registration Statement; the Indenture; the form of global note evidencing the Debentures; the Prospectus; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:





  SIDLEY AUSTIN BROWN & WOOD LLP IS A DELAWARE LIMITED LIABILITY PARTNERSHIP PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

     (i) The Debentures have been duly authorized by all necessary partnership action of the Operating Partnership and, when the Debentures have been duly executed, authenticated and delivered against consideration therefor as contemplated in the Indenture and the Prospectus, the Debentures will constitute valid and legally binding obligations of the Operating Partnership and registered holders of the Debentures will be entitled to the benefits of the Indenture; provided, however, that the foregoing opinion is subject, as to enforcement against the Operating Partnership, to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (ii) The Guarantee has been duly authorized by all necessary corporate action of the Company and, when the Debentures are executed, authenticated, issued and delivered as contemplated in the Indenture and the Prospectus, the Guarantee will constitute a valid and legally binding obligation of the Company; provided, however, that the foregoing opinion is subject, as to enforcement against the Company, to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (iii) The shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") that are issuable upon an exchange of the Debentures under certain circumstances (the "Underlying Shares") have been duly authorized and reserved for issuance by the Company. The Underlying Shares, if and when issued and delivered by the Company upon an exchange in accordance with the Debentures and the Indenture, will be validly issued, fully paid and non-assessable shares of Common Stock.

     This letter is limited to matters arising under the federal laws of the United States of America, the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law and we express no opinion or other statement as to the laws of any other jurisdiction or as to the municipal laws, or the laws, rules or regulations of any local agencies, of or within the State of New York, the State of Delaware or the State of Maryland.

     We hereby consent to the filing of this opinion as an exhibit to the Current Report of the Company and the Operating Partnership on Form 8-K dated June 27, 2005 and to the references to our firm in the Prospectus under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ Sidley Austin Brown & Wood LLP



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